Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”) is made as of February 27, 2008, by and among (i) Best Energy Service, Inc., a Nevada corporation (“Buyer”), and (ii) Robert L. Beeman d/b/a BB Drilling Co. (“Seller”).

Recitals

Seller is in the business of oil field and mineral services, including operating drilling, core and well service rigs and providing ancillary equipment and services (the “Business”).

Seller desires to sell, assign, transfer and convey to Buyer certain assets and specified obligations and liabilities used in the Business by Seller, and Buyer desires to purchase such assets from Seller and to assume such obligations and liabilities, each as described herein.

Agreement

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article I
Definitions

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Agreement” – as defined in the Preamble of this Agreement.

“Assets” – as defined in Section 2.1.

“Assigned Seller Contracts” – as defined in Section 2.1(c).

“Bill of Sale” – as defined in Section 2.4(i).

“Business” – as defined in the Recital of this Agreement.

“Buyer” – as defined in the Preamble of this Agreement.

“Buyer’s Closing Documents” – as defined in Section 4.2(a).

“Closing” – as defined in Section 2.3.

“Closing Date” – as defined in Section 2.3.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including: (a) the sale of the Assets by Seller to Buyer; (b) the execution, delivery, and performance of the Bill of Sale, Seller’s Release, the Noncompetition Agreement and all other documents or agreements executed, delivered and performed in connection with this Agreement; and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” – as defined in Section 8.2.

“Disclosure Schedule” – the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” – as defined in Section 2.3.

“Encumbrance” – any charge, claim, community property interest or similar equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Facilities” – any real property, leaseholds, or other interests in real property currently or formerly owned or operated by Seller and any buildings, plants or structures currently or formerly owned or operated by Seller.

“GAAP” – generally accepted United States accounting principles, including the statements and interpretations of the U.S. Financial Accounting Standards Board.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (c) multi-national organization or body; or (d) body properly exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnified Persons” – as defined in Section 8.2.

“Law” – any statute, law, rule, regulation, ordinance or other pronouncement having the effect of law of any Governmental Body.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, Law, principle of common law, or treaty.

“Material Contract” – as defined in Section 3.7(a).

“Noncompetition Agreement” – as defined in Section 2.4(a)(iii).

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” – as defined in Section 2.2.

“Related Person” – with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; and (c) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); and (c) any Related Person of any individual described in clause (b). For purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, broker, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Liabilities” – as defined in Section 2.2(b).

“Securities Act” – the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” – as defined in the Preamble of this Agreement.

“Seller Contract” – any Contract (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller’s Closing Documents” – as defined in Section 3.1(a).

“Seller’s Release” – as defined in Section 2.4(a)(ii).

“Tax” – any tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

1.2           Usage.

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii)

“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) references herein to an “Article” or “Section” without further reference to another agreement shall mean the specified Article or Section of this Agreement; (x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (xii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties.  This Agreement has been jointly drafted by the parties hereto and the parties have had an opportunity to review this Agreement with counsel and no rule of construction strictly construing this Agreement against the drafter shall be applied by a court of competent jurisdiction.

Article II
Sale and Transfer of Assets; Closing

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, all right, title and interest in and to all of the assets of Seller used in the Business, including but not limited to all of the following assets, wherever located (collectively, the “Assets”):

(a)           all personal property, including but not limited to all equipment (including computer equipment), fixtures and furniture, inventory, finished goods, supplies, raw materials and work in process, and all Documents of Title (as such term is defined in the Uniform Commercial Code as in effect in the State of Texas) issued to Seller with regard thereto, including the Assets listed on Exhibit A;

(b)           all intangible property, including all intellectual property rights, of Seller, and all claims and causes of action of any kind for past, present or future infringements of any such intellectual property rights; and

(c)           all of Seller’s rights, claims and interest in and under Seller Contracts set forth on Exhibit B (the “Assigned Seller Contracts”).

Notwithstanding anything to the contrary contained in this Agreement, Buyer is not acquiring any accounts receivable of the Business as part of the sale and purchase contemplated hereunder; all such accounts receivable are excluded from the Assets, and shall remain the property of Seller after the Closing.

2.2 Purchase Price; Assumption of Liabilities.

(a) The aggregate purchase price for the Assets will be $2,000,000 (the “Purchase Price”).

(b)           Other than the liabilities related to the Assigned Seller Contracts being assigned to Buyer pursuant to Section 2.1(c), all liabilities of Seller of every kind or nature (the “Retained Liabilities”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.

2.3 Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at 901 Main Street, Suite 6000, Dallas, Texas, on February 27, 2008, or such other place agreed to by Buyer and Seller.  The Closing shall be deemed to have occurred at 11:59 p.m. C.S.T. (the “Effective Time”) on the date on which the Closing actually takes place (the “Closing Date”).

2.4 Closing Obligations.  At the Closing:

(a) Seller will deliver to Buyer: (i) a bill of sale, in the form mutually acceptable to Buyer and Seller, executed by of Seller (the “Bill of Sale”); (ii) a release, in the form mutually acceptable to Buyer and Seller, executed by Seller ( “Seller’s Release”); and (iii) a noncompetition agreement, in the form mutually acceptable to Buyer and Seller, executed by Seller (the “Noncompetition Agreement”).

(b) Buyer will deliver to Seller: (i) the Purchase Price by wire transfer to an account specified by Seller; and (ii) the Noncompetition Agreement, executed by Buyer.

2.5 Allocation.  The Purchase Price shall be allocated in accordance with Exhibit 2.5, as mutually agreed to by Buyer and Seller prior to Closing. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer shall prepare and deliver Internal Revenue Service Form 8594 to Seller within 45 days after the Closing Date to be filed by Buyer with the Internal Revenue Service. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

Article III
Representations and Warranties of Seller

Except with respect to each section in this Article III for such disclosures as are set forth (i) in the section of the Disclosure Schedule corresponding to such section in this Article III, or (ii) in any other section of the Disclosure Schedule to the extent it is reasonably apparent from the face of such disclosure that such disclosure qualifies such section in this Article III, Seller represents and warrants to Buyer, as follows:

3.1 Authority.

This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Bill of Sale, the Seller’s Release, the Noncompetition Agreement and all other documents or agreements executed by Seller in connection herewith, (collectively, the “Seller’s Closing Documents”), Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents and to perform their respective obligations under this Agreement and Seller’s Closing Documents.

3.2 No Conflict.

The consummation or performance of any of the Contemplated Transactions by Seller will not directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the assets owned or used by Seller, may be subject; (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller; (iii) cause Buyer or Seller to become subject to, or to become liable for the payment of, any tax; (iv) cause any of the assets owned by Seller to be reassessed or revalued by any taxing authority or other Governmental Body; (v) contravene, conflict with, or result in a violation or breach of any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Seller Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Seller. Seller is not, nor will Seller be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Title to Property and Assets.  Seller is the sole legal and beneficial owner of all right, title and interest in and to the Assets free and clear of all Encumbrances.  All tangible personal property included in the Assets is in good operating condition and repair, normal wear and tear excepted. The Assets constitute all assets, properties and rights that are necessary to enable the Buyer following the Closing to own, conduct, operate and continue the Business as currently conducted and otherwise to enjoy full rights to commercial exploitation of the Assets.

3.4 Compliance with Legal Requirements; Governmental Authorizations.

(a)           (i)           Seller is, and at all times since January 1, 2003 has been, in full compliance with each material Legal Requirement that is or was applicable to Seller or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred since January 1, 2003, or circumstance exists that (with or without notice  or lapse of time) (A) would reasonably be expected to constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any material Legal Requirement, or (B) would reasonably be expected to give rise to any obligation on the part of Seller to undertake, or to bear a material portion of the cost of, any remedial action of any nature; and (iii) Seller has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual or potential obligation on the part of Seller to undertake, or to bear a material portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.4(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller and that is material to the operation of the business of Seller as currently conducted. Each Governmental Authorization listed or required to be listed in Schedule 3.4(b) of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Schedule 3.4(b) of the Disclosure Schedule: (i) Seller is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.4(b) of the Disclosure Schedule; (ii) no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.4(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.4(b) of the Disclosure Schedule; (iii) Seller has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.4(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies.

3.5 Legal Proceedings; Orders.

(a)           Schedule 3.5 of the Disclosure Schedule sets forth a complete and accurate list of all Proceedings: (i) that have been commenced by or against Seller; or (ii) to which Seller is a party that challenges any of the Contemplated Transactions. No other such Proceedings have been threatened by any third party.  Seller has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.5 of the Disclosure Schedule. The Proceedings listed in Schedule 3.5 of the Disclosure Schedule would not reasonably be expected to have a material adverse effect on the business, operations, assets or condition of Seller.

(b)            There is no Order to which any of Seller is subject; and no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

3.6 Absence of Certain Changes and Events.  For the period from July 31, 2007 to the date hereof, Seller has conducted the Business only in the Ordinary Course of Business and there has not been any:

(a)           damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, of Seller, taken as a whole;

(b)           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the material intellectual property assets of Seller;

(c)           cancellation or waiver in writing of any claims or rights with a value to Seller in excess of $25,000;

(d)           written agreement, by Seller to do any of the foregoing.

3.7 Contracts; No Defaults.

(a)           Schedule 3.7(a) of the Disclosure Schedule contains a complete and accurate list, and Seller has delivered or made available to Buyer true and complete copies, of (each, a “Material Contract”):

(i)  each executory Seller Contract that involves the performance of services or the delivery of goods or materials by Seller of an outstanding amount or value in excess of $25,000other than purchase orders given or received by Seller for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $25,000; and

(ii)  each executory Seller Contract that involves the performance of services or the delivery of goods or materials to Seller of an outstanding amount or value in excess of $25,000 other than purchase orders given or received by Seller for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $25,000.

(b)           Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms and Seller is in full compliance with all material terms and requirements of each Material Contract;

3.8 No Material Adverse Change.  Since July 31, 2007, there has not been any material adverse change in the business, operations, customer and employee relations, properties,

assets or financial condition of the Business and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

3.9 Solvency. Seller will not be insolvent after the consummation of the Contemplated Transactions. As used in this section, “insolvent” means, with respect to Seller, that (i) the aggregate of Seller’s property, exclusive of any property which Seller may have conveyed, transferred, concealed, removed or permitted to be concealed or removed, with intent to defraud, hinder or delay Seller’s creditors, shall not at a fair valuation be sufficient in amount to pay Seller’s debts; or (ii) Seller is unable, by its available assets or the honest use of credit, to pay Seller’s debts as they become due. Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay Seller’s Liabilities as they become due in the usual course of its business; and (ii) Seller will have assets (calculated at fair market value) that exceed Seller’s Liabilities. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay such debts and judgments against Seller.

3.10 Disclosure.  No representation or warranty of Seller in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement, and no statement in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to Seller or Seller and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

3.11 Brokers and Finders.  Neither Seller nor Seller’s Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing.  Buyer is a corporation validly established, currently existing, and in good standing under the laws of State of Delaware.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Noncompetition Agreement and all other documents or agreements executed by Buyer in connection herewith, (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the Board of Directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Except as set forth in Schedule 4.2, Buyer is not, nor will it be, required to obtain any Consent from any third-party Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.4 Brokers and Finders.  Neither Buyer, nor its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Article V
Conditions Precedent to Buyer’s Obligations to Close

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1 Accuracy of Representations.  Each of Seller’s representations and warranties in this Agreement must have been accurate in all respects as of the Closing Date.

5.2 Seller’s Performance.

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered by Seller pursuant to Section 2.4(a) must have been delivered.

5.3 Consents.  Each of the Consents identified in Schedule 4.2, if any, must have been obtained and must be in full force and effect.

5.4 Additional Documents.  Each of the following documents must have been delivered to Buyer:

(a) an opinion of William L. Crawford, Esq., dated the Closing Date, in the form mutually acceptable to Buyer and Seller;

(b) such other documents as Buyer may reasonably request for the purpose of (i)  evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller on or before the Closing Date, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.5 Delivery of W-8 or W-9. On or prior to the Closing Date, Seller shall have delivered a fully-executed W-8 or W-9 IRS form, as applicable.

5.6 Due Diligence.  On or prior to the Closing Date, Buyer shall completed the business, legal, financial, tax and accounting due diligence review of Seller to its sole satisfaction.

Article VI
Conditions Precedent to Seller’s Obligations to Close

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.1 Accuracy of Representations.  Each of Buyer's representations and warranties in this Agreement must have been accurate in all respects as of the Closing Date.

6.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have made the payments required to be made by Buyer pursuant to Section 2.4(b).

6.3 Consents.  Each of the Consents identified in Schedule 3.2 of the Disclosure Schedule, if any, must have been obtained and must be in full force and effect.

6.4 Additional Documents.  Buyer must have caused the following documents to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

Article VII
Additional Covenants

7.1 Payment of All Taxes Resulting From Sale of Assets by Seller.  Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale by Seller of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

7.2 Payment of Other Retained Liabilities.  If Buyer reasonably determines that Seller’s failure to make any payments related to the Retained Liabilities will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, upon ten business days’ notice to Seller, elect to make all such payments directly (but shall have no obligation to do so) and Seller shall immediately reimburse Buyer for such amounts.

7.3 Assistance in Proceedings.  For a period of two years after the Closing Date, Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business.

7.4 Customer and Other Business Relationships.  For a period of two years from the Closing Date, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing and relating to the Business of Seller to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Seller shall not take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer prior to the Closing or of Seller after the Closing.

7.5 Discontinue Use of Name.  From and after the Closing Date, Seller shall discontinue the use of the name “BB Drilling Company”.

7.6 Further Assurance.  The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Article VII
Indemnification

8.1 Survival.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

8.2 Indemnification and Payment of Damages by Seller.  After the Closing, Seller will indemnify and hold harmless Buyer, and Buyer’s respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) from and against, and will pay to the Indemnified Persons the amount of any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement;

(b)           any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c)           any product shipped or manufactured by, or any services provided by, the Business prior to the Closing Date;

(d)           any noncompliance by Seller with the applicable provisions of any fraudulent transfer law in respect of the Contemplated Transactions; and

(e)           any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Seller shall have no liability for indemnification with respect to claims under Section 8.2(a) until the total of all Damages with respect to such matters exceeds $25,000 at which time Seller shall be liable for indemnification for all Damages with respect to such claims (including the first $25,000 of such Damages). However, the immediately preceding sentence shall not apply to claims under Section 8.2(a) with respect to matters arising in respect of Sections 3.1, 3.3 and 3.11. Seller’s total liability for Damages pursuant to this Article VIII shall not exceed $1,500,000 except for (i) Damages relating to claims arising out of or related to Seller’s representations regarding ownership by Seller of the Assets free and clear of any Encumbrances as set forth in Section 3.3, or (ii) Damages from any intentional breach by Seller of any of Seller’s representations, warranties, covenants or obligations, and Seller will be liable for all Damages with respect to any such breaches.

8.3 Procedure for Indemnification – Third Party Claims.

(a)           Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding against such Indemnified Person, such Indemnified Person will, if a claim is to be made against Seller under Section 8.2, give notice, setting forth the factual basis for such claim in reasonable detail to the extent known, to Seller of the commencement of such claim, but the failure to notify Seller will not relieve Seller of any liability that Seller may have to any Indemnified Person, except to the extent that Seller is prejudiced by the Indemnified Person's failure to give such notice.

(b)           If any Proceeding referred to in Section 8.3(a) is brought against an Indemnified Person and such Indemnified Person gives notice to Seller of the commencement of such Proceeding, Seller will be entitled to participate in such Proceeding and, to the extent that Seller wishes (unless (i) Seller or Seller is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) Seller fails to provide reasonable assurance to the Indemnified Person of Seller’s financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to such Indemnified Person and, after notice from Seller to the Indemnified Person of Seller’s election to assume the defense of such Proceeding, Seller will not, as long as Seller diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding. If Seller assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by Seller without the Indemnified Person's consent (not to be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of Legal Requirements, and (B) there is no liability or restriction on the Indemnified Person; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without such Indemnified Person’s consent. If notice is given to Seller of the commencement of any Proceeding and Seller does not, within 20 days after the Indemnified Person's notice is given, give notice to the Indemnified Person of Seller’s election to assume the defense of such Proceeding, the Indemnified Person shall diligently conduct the defense and Seller will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

8.4 Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third-party claim shall be promptly asserted by notice to Seller.

8.5 Payment of Indemnification Claims. All claims for indemnification made against by an Indemnified Person shall be paid by Seller to such Indemnified Person within 10 days of the later of (i) notice of such claim pursuant to Section 8.2 or Section 8.3, or (ii) the resolution thereof by the parties or pursuant to any Proceeding brought by an Indemnified Person with respect thereto.

Article IX
General Provisions

9.1 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

9.2 Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually agree.

9.3 Confidentiality.  Buyer and Seller will maintain in confidence, and will cause their respective Representatives to maintain in confidence, this Agreement, any related agreement and the Contemplated Transactions and not use to the detriment of another party or Seller any written, oral, or other information obtained in confidence from another party or Seller in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

9.4 Notices.  All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:                      Robert L. Beeman
418 Cottonwood Lane
Moab, Utah 84532
Facsimile No.: (435) 259-0703
Email: bbdc@citlink.com

with a copy (which shall not be considered notice) to:
William L. Crawford, Esq.
1996 East 6400 South, Ste. 100

Salt Lake City, Utah 84121
Facsimile No.: (801) 424-4243
Email: wcrawford@aol.com

Buyer:                     Best Energy Services, Inc.
1010 Lamar
Suite 1200
Houston, Texas 77002
Attention: Larry Hargrave, Chief Executive Officer
Facsimile No.: (713) 933-2602
Email: lhargrave@bestenergyservicesinc.com

with a copy (which shall not be considered notice) to:
Jackson Walker L.L.P.
100 Congress Avenue
Suite 1100
Austin, Texas 78701
Attention: Lawrence A. Waks, Esq.
Facsimile No.: (512) 236-2002
Email: lwaks@jw.com

9.5 Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.6 Waiver.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by Buyer, with respect to a waiver on behalf of Buyer, and by Seller, with respect to a waiver on behalf of Seller; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.7 Entire Agreement; Modification; Termination.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the preliminary letter of intent, dated April 9, 2007 among Buyer, Seller and certain other parties thereto) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. This Agreement may be terminated by mutual consent of Buyer and Seller.

9.8 Assignments, Successors, and No Third Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Related Person of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

9.9 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.11 Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

9.12 Dispute Resolution.  Except as provided below, in the event of any dispute, claim or disagreement arising out of or relating to this Agreement or any Contemplated Transaction, including the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Mediation Procedures.  The place of mediation shall be Dallas, Texas.  If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”) and, except as provided below, such arbitration shall be the sole means of dispute resolution.  The place of arbitration shall be Dallas, Texas.  The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator.  Any mediator or arbitrator selected under this Section 9.12 shall be a practicing attorney experienced in commercial agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates.  Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration.  The decision of the arbitrators shall be in writing.  Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable.  Notwithstanding anything in this Section 9.12 to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 9.12, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 9.12.  Venue for any action permitted to be brought in court under this Section 9.12 shall be the appropriate state and federal courts located in Dallas County, Texas.

9.13 Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:
Best Energy Services, Inc.

/s/Larry Hargrave
Larry Hargrave, Chief Executive Officer

Seller:

/s/Bob Beeman
Bob Beeman, individually

Exhibit A

Assets

See Attached

BB DRILLING ASSET LIST AS OF FEBRUARY 1, 2008

AIR COMPRESSORS

Unit	Description & Capacity	Mounting	Motor	Condition
AC 1	Leroy Screw 900 x 500	TRL	Cat 3406	Good
AC 3	GHH 850 @ 300	SKID	3406CAT	Good
AC 5	Quincy 800 @ 200	SKID	8V71	Working Condition
AC 6	Quincy 800 @ 200	SKID	8V71	Working Condition
AC 7	G.D. 1100 @ 200	SKID	3408CAT	Working Condition
AC 8	G.D.1100 @ 200	SKID	3408CAT	Working Condition

BOOSTERS

Unit	Description & Capacity	Mounting	Motor	Condition
B 1	Joy Booster	Old Mack	4-71 Det	Working Condition
B 2	Worthington Booster	Skid	4-71 Det	Working Condition
B 3	Gardner Denver RLE-1(Green)	Skid	twin 6-71Det	Working Condition
B 4	Joy WB12 (rebuilt motor)	Skid	Cat 3406	Working Condition

PUMPS

Unit	Description & Capacity	Mounting	Motor	Condition
P-1	71/4*12 G.D. FZFXZ	Skidded	8V71 Detroit	Good
P-3	71/4x15 Ideco MM550	Drop Deck Trl	3406 CAT	Good
P-6	7x12 Matco	Skidded	Detroit 8v71	Good

RIG UP AND WATER TRUCKS

Vech. #	Vehicle Yr. & Make	V.I.N.	Description	Cond.
RT-7	1975 MACK	R5786LST22051		Good
RT-8	1980 White	KPNEPH1904039		Working Condition
RT-12	1976 5000 Paystar	D3117FGB11856		Good

SEMI - TRAILERS

Unit	Year/Model	V.I.N.	Decrption	Condition
T-69	1969 Timpte	16599	Tailroll 34 Ft. (PRORATED)	Good

Rig #	Description	Year	Vin	Condition
22	Gardner Denver 15-W	1980	DR2084CJ25116	Good
29	Midway 1500 (Mounted on Kenworth Truck)	1978	164727S	Good
32	Speedstar 150-K	1985	11HCD0483CLZ15924	Good
36	Hopper	1978	1D1222416CO	Good
37	Speedstar SS40-T	2006	5EWCS463X61254128	Good

RIG UP AND WATER TRUCKS

Vech. #	Vehicle Yr. & Make	V.I.N.	Description	Cond.
RT-5	1975 Kenworth	148217S		GOOD

Exhibit B

Assigned Seller Contracts

None

Bill of Sale

1. Sale and Transfer of Assets. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as contemplated by Section 2.4(a)(i) of that certain Asset Purchase Agreement dated February 27, 2008 (the "Purchase Agreement"), by and between Best Energy Services, Inc., a Nevada corporation ("Buyer"), and Robert L. Beeman d/b/a BB Drilling Co. ("Seller"), Seller hereby sells, conveys, warrants, assigns, transfers and delivers to Buyer, effective as of 11:59 p.m. C.S.T. on February 27, 2008, (the "Effective Time"), all of Seller’s right, title and interest in and to all of the Assets (as defined in the Purchase Agreement).

2. Further Actions. Seller covenants and agrees to warrant and defend the sale, conveyance, assignment, transfer and delivery of the Assets hereby made against all Persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer's title to the Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and to take such other action as Buyer may reasonably request to more effectively transfer and assign to, and to vest in, Buyer each of the Assets, all at the sole cost and expense of Seller.

3. Power of Attorney. Without limiting Section 2 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a) to demand, receive and collect any and all of the Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b) to institute and prosecute, in the name of Seller or otherwise, any and all Proceedings that Buyer or its successors and assigns may reasonably deem proper in order to collect or reduce to possession any of the Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c) to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of the Assets.

Seller hereby declares that the foregoing powers are coupled with an interest and are and shall be accordingly irrevocable by Seller.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Seller’s representations, warranties, covenants, agreements and indemnities relating to the Assets, are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

In Witness Whereof, Seller has executed this Bill of Sale as of the Effective Time.

Seller

/s/Robert L. Beeman
Robert L. Beeman, individually

Noncompetition, Nondisclosure and Nonsolicitation Agreement

This Noncompetition, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made as of February 27, 2008, by and between Best Energy Services, Inc., a Nevada corporation (“Buyer”), and Robert L. Beeman (“Seller”).

Recitals:

Whereas, Seller owns all of the assets used by Seller  in the business of oil field and mineral services, including operating drilling, core and well service rigs and providing ancillary equipment and services (the “Business”); such Business being conducted under the assumed name of “BB Drilling Company”;

Whereas, concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller all of the Assets of Seller, including without limitation the related goodwill pursuant to the terms and conditions of an asset purchase agreement dated February 27, 2008 (the "Asset Purchase Agreement"). Section 2.4(a)(iii) of the Asset Purchase Agreement requires that a noncompetition agreement be executed and delivered by Seller at the Closing. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement;

Whereas, Buyer believes, and Seller hereby acknowledges, that the Confidential Information (as hereinafter defined) is extremely important to the value of the Assets and to the success of the Business and Buyer desires to protect the value of the Assets and the Business by obtaining Seller’s agreement to refrain from engaging in certain competition with the Business for a reasonable period of time in a specified geographical area;

Whereas, Seller’s covenant not-to-compete and other covenants contained herein are an important aspect of the Asset Purchase Agreement, and Buyer would not enter into the Asset Purchase Agreement absent the covenants not-to-compete and other covenants contained herein;

Whereas, Buyer would suffer damages, including the loss of profits, if Seller, or any of his affiliates, engages, directly or indirectly, in competition with Buyer or any of its affiliates in the Business or otherwise violates the covenants contained herein; and

Whereas, Buyer and Seller have reached this agreement in good faith through arms-length negotiations, both with the benefit of representation of counsel.

Now, Therefore, for and in consideration of the covenants not-to-compete and other covenants contained herein and the consideration to be paid therefore, and other good and valuable consideration, the receipt and adequacy of which consideration are hereby acknowledged, and of the other promises, covenants and conditions contained herein, the parties hereto agree as follows:

1.           Acknowledgments By Seller.  Seller acknowledges that Seller has occupied a position of trust and confidence with the Business prior to the date hereof and has had access to and has become familiar with all of the proprietary and confidential financial, commercial, technical, engineering or other information of the Business, whether in written, oral, visual, or electronic form (collectively the "Confidential Information"), including the following: (a) all information that is a trade secret under applicable trade secret or other law; (b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures and architectures; (c) all material information concerning the business and affairs of the Business (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), regardless of the form of the communication; and (d) all notes, analyses, compilations, studies, summaries and other material prepared by Seller to the extent containing or based, in whole or in part, upon any information included in the foregoing.

Seller acknowledges that (a) the Business, the products and services of the Business are marketed throughout Arizona, California, Colorado, Nevada, New Mexico, Oklahoma, Texas, Utah and Wyoming; (b) the Business competes with other businesses that are or could be located in Arizona, California, Colorado, Nevada, New Mexico, Oklahoma, Texas, Utah and Wyoming; (c) Buyer has required that Seller make the covenants set forth in Section 2 and Section 3 as a condition to Buyer's acquisition of the Business and the purchase of the Assets; (d) the provisions of Section 2 and Section 3 are reasonable and necessary to protect and preserve the Business and Buyer's interests in, and right to the use and operation of, the Assets from and after Closing; and (e) Buyer would be irreparably damaged if Seller were to breach the covenants set forth in Section 2 and Section 3.

2.           Confidential Information. Seller acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the Business and the value of the Assets. Therefore, Seller hereby agrees not to disclose to any Persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical or electronic form or is retained in the memory of Seller, without Buyer's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or Seller. Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software or data, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Seller may then possess or have under his control.

3.           Noncompetition and Nonsolicitation.  As an inducement for Buyer to enter into the Asset Purchase Agreement and as additional consideration for the consideration to be paid to Seller under the Asset Purchase Agreement, Seller agrees that:

(a)	For a period of five years after the Closing:

(i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed or retained by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the industry or any other business whose products or activities compete in whole or in part with the Business prior to the Closing or the business thereafter conducted by Buyer using the Assets, anywhere in the contiguous states to Arizona, California, Colorado, Nevada, New Mexico, Oklahoma, Texas, Utah and Wyoming; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Sellers agree that this covenant is reasonable with respect to its duration, geographical area and scope; provided, further, Seller may drill for oil, gas, minerals and water on Seller’s personal real estate holdings.

(ii) Seller agrees not to, directly or indirectly, (A) induce or attempt to induce any employee of Seller who becomes an employee of Buyer in connection with the purchase of the Assets to leave the employ of Buyer; (B) in any way interfere with the relationship between Buyer and any such employee of Buyer; (C) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of Buyer; or (D) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Buyer.

(iii) Seller agrees that he will not, directly or indirectly, solicit the business of any Person who, to the knowledge of Seller or such Seller is a customer of the Buyer, whether or not such Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the Business or the business thereafter conducted by Buyer using the Assets.

(b) In the event of a breach by Seller of any covenant set forth in Subsection 3(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

(c) Seller will not, at any time during or after the five year period, disparage Buyer, the Assets, the Business formerly conducted by Seller, the business conducted by Buyer using the Assets or any shareholder, director, officer, employee or agent of Buyer; and

(d) Seller will, for a period of five years after the Closing, within ten days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership or other association engaged in any business similar to the Business, advise Buyer of the identity of the new employer, client, partner or other Person with whom Seller has become associated. Buyer may serve notice upon each such Person that such Seller is bound by this Agreement and furnish each such Person with a copy of this Agreement or relevant portions thereof.

4.           Remedies.  If Seller breaches the covenants set forth in Section 2 and Section 3, Buyer will be entitled to the following remedies:

(a) Damages from Seller; and

(b) In addition to its right to damages and any other rights it may have, to temporary, preliminary and permanent injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 and Section 3, without posting any bond or other undertaking, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

Any exercise by Buyer and/or its affiliates of their rights pursuant to this Section 4 shall be cumulative and in addition to any other remedies at law or equity to which they may otherwise be entitled.

5.           Waiver.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.

6.           Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

7.           Dispute Resolution.  Except as provided below, in the event of any dispute, claim or disagreement arising out of or relating to this Agreement or any Contemplated Transaction, including the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Mediation Procedures.  The place of mediation shall be Dallas,

Texas.  If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”) and, except as provided below, such arbitration shall be the sole means of dispute resolution.  The place of arbitration shall be Dallas, Texas.  The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator.  Any mediator or arbitrator selected under this Section 7 shall be a practicing attorney experienced in commercial agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates.  Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration.  The decision of the arbitrators shall be in writing.  Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable.  Notwithstanding anything in this Section 7 to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 7, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 7.  Venue for any action permitted to be brought in court under this Section 7 shall be the appropriate state and federal courts located in Dallas County, Texas.

8.           Severability.  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller to the greatest extent permissible. Further, this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent.

9.           Section Headings; Construction.  The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. This Agreement has been jointly drafted by Buyer and Seller and each party has had an opportunity to review this Agreement with counsel and no rule of construction strictly construing this Agreement against the drafter shall be applied by a court of competent jurisdiction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party.

10.           Assignments; Successors and Permitted Assigns.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary or Related Person of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

11.           Notices.  All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Buyer:	Best Energy Services, Inc.
1010 Lamar
Suite 1200
Houston, Texas 77002
Attention:	Larry Hargrave, Chief Executive Officer
Facsimile No.:	(713) 933-2602
Email:	lhargrave@bestenergyservicesinc.com

with a copy to (which shall not constitute notice):
Jackson Walker L.L.P.
100 Congress Avenue
Suite 1100
Austin, Texas 78701
Attention:	Lawrence A. Waks, Esq.
Facsimile No.:	(512) 236-2002
Email:	lwaks@jw.com

Seller:	Robert L. Beeman
418 Cottonwood Lane
Moab, Utah 84532
Facsimile No.:	(435) 259-0703
Email:	bbdc@citlink.com

with a copy to (which shall not constitute notice):
William L. Crawford, Esq.
1996 East 6400 South, Ste. 100
Salt Lake City, Utah 84121
Facsimile No.:	(801) 424-4243
Email:	wcrawford@aol.com

12.           Entire Agreement.  This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.           Execution of Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

In Witness Whereof, the parties have executed and delivered this Agreement as of the date first above written.

Buyer:	Seller:
Best Energy Services, Inc.

/s/Larry Hargrave	/s/Robert Beeman
Larry Hargrave, Chief Executive Officer	Robert L. Beeman, individually

Release

This Release is being executed and delivered as of this February 27, 2008 in accordance with Section 2.4(a)(ii) of the Asset Purchase Agreement dated February 27, 2008 (the “Agreement”) by and between Best Energy Services, Inc., a Nevada corporation ("Buyer"), and Robert L. Beeman d/b/a BB Drilling Co. ("Seller"). Seller is the sole owner of the Business and will directly benefit from the Agreement, including receiving the Purchase Price. Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.

Seller acknowledges that execution and delivery of this Release is a condition to Buyer’s obligation to purchase the Assets and to consummate the Contemplated Transactions pursuant to the Agreement and that Buyer is relying on this Release in consummating such purchase.

Seller, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Buyer to purchase the Assets and to consummate the Contemplated Transactions pursuant to the Agreement, hereby agrees as follows:

Seller, on behalf of himself and each of his Related Persons, hereby releases and forever discharges the Buyer, and each of its individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, obligations, Contracts and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any of his Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that nothing contained herein shall operate to (i) release any claims of the Seller or his Related Persons under the Agreement or the Seller’s Closing Documents, or (ii) limit Seller’s or his Related Persons’s right to assert claims that are based on any matter, cause or event that happened after this Release becomes effective.

Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Seller shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Seller or any of his Related Persons of any claim or other matter purported to be released pursuant to this Release, and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of Seller or any of his Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person against whose interest such change shall operate.

This Release (including any claim or controversy arising out of or relating to this Release) shall be governed by the law of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

In Witness Whereof, each of the undersigned have executed and delivered this Release as of the date and year first written above.

/s/Robert L. Beeman
Robert L. Beeman, individually